POWER OF ATTORNEY

The undersigned hereby constitutes and appoints, in the undersigned's capacity as an officer and/or director of Mentor Corporation, Adel Michael and Christopher J. Conway, or either of them acting alone, to have full power of attorney and authority as attorneys-in-fact, with full power of substitution, to complete and execute Forms 3, 4 and 5 and file such Forms with the Securities and Exchange Commissionand NASDAQ and any similar authority, and such related documents and other filings as either such person deems necessary or appropriate, on behalf of the undersigned.  This power shall remain in effect until May 31, 2004 or until the undersigned is no longer required to file Forms 3, 4 and 5 for securities issued by Mentor Corporation, whichever occurs first, unless earlier revoked by the undersigned in writing and delivered to the attorneys-in-fact.

The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is Mentor Corporation assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

In Witness Whereof, the undersigned has caused this Power of Attorney to be executed as of this 13th day of June, 2003.

/s/PETER SHEPARD

Signature

Peter Shepard

                                                                        Senior Vice President

                                                                        Global Sales and Marketing

                                                                        Urology Products